DiVall Insured Income Properties 2, L.P.
Quarterly News

November 30, 2023

PARTNERSHIP PROPERTY SALES SCORECARD PER UNIT

We completed sales of two additional properties since the last "scorecard". The Peach Orchard Road Wendy's in Augusta, GA closed on November 1, 2023. The Wendy's on Whiskey Road in Aiken, SC closed on November 6, 2023.

We are distributing $7,300,000 in net asset value in connection with these two sales.

	SALE CONSENT APPROVED 10/15/2020 SEC 8-K	
	NAV 12/31/2019	NAV 12/31/2020
Individual Property NAV's per unit		
BRAKES4LESS-3859 Washington Rd., Martinez, GA	$17	$17
WENDY'S-1730 Walton Way, Augusta, GA	35	34
WENDY'S-517 E Martintown Rd., No. Augusta, SC	35	36
WENDY'S-361 Hwy 17, Mt. Pleasant, SC	45	52
APPLEBEE'S-2770 Brice Rd., Reynoldsburg, OH	39	37
WENDY'S-3013 Peach Orchard, Augusta, GA	47	79
WENDY'S-343 Folly Rd., Charleston, SC	38	48
WENDY'S-1901 Whiskey Rd., Aiken, SC	47	74
WENDY'S-1721 Sam Rittenberg, Charleston, SC	47	59
WENDY'S-1004 Richland Ave., Aiken, SC	42	59
NAV Based on appraised value per unit	$392	$495

Net Sales Proceeds Distributed to LP's representing NAV reduction:

Date	Property	Per Unit NAV Distribution	Per Unit NAV Distribution
10/29/2021	Vacant Wendy's (Martinez, GA)	$ (17)	$ (17)
4/22/2022	Walton Way Wendy's	(31)	(31)
3/31/2023	Martintown Rd Wendy's	(27)	(27)
8/31/2023	361 Hwy 17, Mt Pleasant Wendy's	(65)	(65)
9/7/2023	Brice Road, Applebee's	(41)	(41)
11/1/2023	Peach Orchard Wendy's	(79)	(79)
11/6/2023	Whiskey Rd Wendy's	(79)	(79)
Net remaining approved portfolio NAV per unit after sold store NAV distributions		$ 53	$ 156

(CONT'D)

PARTNERSHIP PROPERTY SALES SCORECARD PER UNIT (CONT'D)

Net remaining approved portfolio NAV per unit after sold store NAV distributions & LP taxes assumed	$ 53	$ 156

The Partnership assumes State Capital Gain Taxes on behalf of the Limited Partners by filing "composite" tax returns in Ohio, Georgia and South Carolina in lieu of individual partners reporting of capital gains income for these states.

State Capital Gain Tax Assumption (paid or accrued)		**Per Unit Partnership assumption of LP State Taxes**	**Per Unit Partnership assumption of LP State Taxes**
GA	2021	$ (0.36)	$ (0.36)
GA	2022	(0.81)	(0.81)
GA	2023	(2.22)	(2.22)
SC	2023	(4.58)	(4.58)
OH	2023	(1.03)	(1.03)
NAV for L.P. State Taxes Assumed		$ (9.00)	$ (9.00)
Net remaining portfolio NAV per unit after sold store NAV distributions & LP taxes assumed		$ 44	$ 147

DISTRIBUTIONS OF NAV ATTRIBUTABLE TO INDIVIDUAL PROPERTY SALES

Although the consent approved by the limited partners as of October 15, 2020, provided discretion by the general partner to make distributions semi-annually; the magnitude and frequency of expected funds from sales through year-end warrants distribution of NAV attributable to each individual property sale in approximately 30 days from each respective closing. In the current uncertain banking world; we don't want to be responsible for holding seven figure cash balances (due the limited partners) for an extended period before distribution.

COMPUTERSHARE CONTACT INFORMATION:

Investor Centre website: www.computershare.com/DIIP
Email: web.queries@computershare.com
Shareholder online inquiries: https://www-us.computershare.com/investor/Contact
See https://divallproperties.com/relations.php for full contact information

ACCESS TO ADDITIONAL FINANCIAL INFORMATION

For further quarterly 2023 unaudited financial information, see the Partnership's interim financial reports filed as part of the Partnership's Form 10-Q. A copy of this filing and other public reports can be viewed and printed free of charge at the Partnership's website at www.divallproperties.com or at the SEC's website at www.sec.gov. The Partnership's 2022 Annual Report on Form 10-K was filed with the SEC on March 27, 2023, which also can be accessed via the websites listed.